UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 19, 2020

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)
3000 North Sam Houston Parkway East
Houston, Texas 77032
(Address of Principal Executive Offices)

001-03492	75-2677995
(Commission File Number)	(IRS Employer Identification No.)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $2.50 per share	HAL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On October 19, 2020, registrant issued a press release entitled “Halliburton Announces Third Quarter 2020 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES THIRD QUARTER 2020 RESULTS
•Reported net loss of $0.02 per diluted share
•Adjusted net income of $0.11 per diluted share, excluding severance and other charges
•Cash flow from operating activities of $420 million and free cash flow of $265 million

HOUSTON - October 19, 2020 - Halliburton Company (NYSE: HAL) announced today a net loss of $17 million, or $0.02 per diluted share, for the third quarter of 2020. This compares to a net loss for the second quarter of 2020 of $1.7 billion, or $1.91 per diluted share. Adjusted net income for the third quarter of 2020, excluding severance and other charges, was $100 million, or $0.11 per diluted share. This compares to adjusted net income for the second quarter of 2020, excluding impairments and other charges, of $46 million, or $0.05 per diluted share. Halliburton's total revenue in the third quarter of 2020 was $3.0 billion, a 7% decrease from revenue of $3.2 billion in the second quarter of 2020. Reported operating income was $142 million in the third quarter of 2020 compared to reported operating loss of $1.9 billion in the second quarter of 2020. Excluding impairments, severance and other charges, adjusted operating income was $275 million in the third quarter of 2020, a 17% increase from adjusted operating income of $236 million in the second quarter of 2020.

“The fundamentally different course we are charting is having a positive impact on our performance. Halliburton’s strong third quarter results demonstrate that we are effectively executing on our strategic priorities,” commented Jeff Miller, Chairman, President and CEO.

“Total company revenue was about $3.0 billion and adjusted operating income was $275 million. We improved our margin performance both internationally and in North America and are on track to generate over $1.0 billion in free cash flow for the year.

“The pace of activity declines in the international markets is slowing, while the North America industry structure continues to improve, and activity is stabilizing.

“We have a strong international business, a lean North America operation, and an efficient capital deployment strategy, all enabled by continued adoption of leading digital technologies that benefit our customers and Halliburton.

“We believe executing on our strategic priorities will boost our earnings power reset and free cash flow generation today and as we power into and win the eventual recovery,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the third quarter of 2020 was $1.6 billion, a decrease of $98 million, or 6%, when compared to the second quarter of 2020, while operating income was $212 million, an increase of $53 million, or 33%. The decline in revenue was driven by reduced completion tool sales across Europe/Africa/CIS, the Gulf of Mexico, and Latin America, coupled with lower cementing activity in Middle East/Asia and North America land. It was partially offset by higher stimulation activity and artificial lift sales in North America land, higher activity across multiple product service lines in Argentina, as well as increased pipeline services in Europe/Africa/CIS. Additionally, service delivery improvements and cost reductions related to stimulation activity in North America land contributed to increased overall margins.

Drilling and Evaluation

Drilling and Evaluation revenue in the third quarter of 2020 was $1.4 billion, a decrease of $123 million, or 8%, when compared to the second quarter of 2020, while operating income was $105 million, a decrease of $22 million, or 17%. These declines were primarily due to reduced drilling-related and wireline services in North America and the Eastern Hemisphere, coupled with lower project management activity in Middle East/Asia, partially offset by improved drilling activity in Latin America.

Geographic Regions

North America

North America revenue in the third quarter of 2020 was $984 million, a 6% decrease when compared to the second quarter of 2020. This decline was driven by decreased well construction activity in U.S. land, coupled with reduced activity across multiple product service lines in the Gulf of Mexico, partially offset by higher stimulation activity and artificial lift sales in U.S. land.

International

International revenue in the third quarter of 2020 was $2.0 billion, a 7% decrease when compared to the second quarter of 2020, primarily driven by reduced well construction and project management activity in Middle East/Asia, lower completion tool sales in Europe/Africa/CIS, and lower wireline activity in the Eastern Hemisphere, partially offset by increased pressure pumping and drilling-related services in Latin America and increased pipeline services in Europe/Africa/CIS.

Latin America revenue in the third quarter of 2020 was $380 million, a 10% increase sequentially, resulting primarily from increased activity across multiple product service lines in Argentina, Colombia and Mexico, partially offset by reduced activity in Ecuador and lower completion tool sales in Guyana.

Europe/Africa/CIS revenue in the third quarter of 2020 was $649 million, a 6% decrease sequentially, resulting primarily from lower completion tool sales across the region, reduced drilling-related services in Norway, and a decline in fluids and cementing activity in Russia, partially offset by higher activity across multiple product service lines in Azerbaijan and a seasonal increase in pipeline services in Europe.

Middle East/Asia revenue in the third quarter of 2020 was $962 million, a 13% decrease sequentially, largely resulting from reduced well construction activity across the region, lower project management and wireline activity in the Middle East, and decreased project management activity in India, partially offset by higher completion tool sales in United Arab Emirates and Saudi Arabia.

Other Financial Items

Halliburton recognized $133 million of pre-tax severance and other charges in the third quarter to further adjust its cost structure to market conditions.

Selective Technology & Highlights

•Halliburton introduced SmartFleet™, the first intelligent automated fracturing system. SmartFleet, unlike any current fracturing fleet, gives operators real-time fracture control while pumping by integrating subsurface fracture measurements, live 3D visualization, and real-time fracture commands. With SmartFleet, operators can control fracture outcomes in ways not previously possible, through real-time fracture decision making and commands. This includes automated actions while pumping to improve near-wellbore and far-field fracture placement, as well as directly manage frac hits.

•Halliburton introduced Cerebro Force™ in-bit sensors, a first-of-its-kind technology that captures weight, torque and bending measurements directly from the bit to improve understanding of downhole environments, optimize bit design and increase drilling efficiency. Built on Halliburton’s successful in-bit vibration sensing platform, Cerebro Force utilizes downhole data to reduce or eliminate surface measurement uncertainty and inefficiencies caused by bit design, bottomhole assembly and drilling parameter selection.

•PTTEP, a national petroleum exploration and production company in Thailand, awarded Halliburton a contract to design and implement a series of digital transformation projects as part of PTTEP’s Advanced Production Excellence (APEX) Initiative. APEX will improve operational efficiency and production in four offshore fields: Arthit, Greater Bongkot South, Greater Bongkot North and the Myanmar Zawtika Field. Halliburton will deploy its DecisionSpace Production Suite of cloud applications to improve production operations from the subsurface to processing facilities.

•Halliburton received a scope expansion from Petroliam Nasional Berhad (PETRONAS) to support their upstream digitalization initiatives and reduce exploration time by increasing collaboration and efficiency. PETRONAS is the custodian of Malaysia’s oil and gas resources and a Fortune Global 500 energy company with a presence in more than 50 countries. Halliburton will deliver its DecisionSpace 365 cloud software that provides an integrated platform to help operators like PETRONAS achieve their business objectives. The cloud solution will connect all international and domestic operations across the PETRONAS global portfolio.

•Halliburton and Honeywell announced a collaboration to maximize asset potential, reduce execution risk and lower the total cost of ownership for oil and gas operators. The collaboration will leverage Halliburton’s DecisionSpace 365 cloud applications and Honeywell Forge, a powerful industrial analytics software solution, to deliver unparalleled insights about oil and gas assets.

•Neptune Energy announced that it will adopt Halliburton’s DecisionSpace® 365 well construction suite of cloud applications powered by iEnergy® Hybrid Cloud to consolidate all global drilling and wells activities for its geographically diverse and gas-weighted portfolio, improve efficiency, and significantly reduce non-productive time. The three-year agreement will reduce the duration for planning wells from weeks to days, automate engineering calculations, and consolidate data currently held across multiple global locations into one. DecisionSpace 365 cloud applications will enable Neptune to incorporate artificial intelligence, machine learning, and data analytics to solve upstream challenges and support the company’s overall digital transformation.

•Halliburton announced the creation of Halliburton Labs – a collaborative environment where entrepreneurs, academics, investors, and industrial labs come together to advance cleaner, affordable energy. Located at Halliburton’s Houston headquarters, Halliburton Labs adds unique support to the flourishing innovation community and fosters an open environment where participating companies can collaborate to solve current and future clean-energy challenges. Halliburton Labs announced that its first advisory board members will be Reginald DesRoches, John Grotzinger, and Walter Isaacson. Advisory board members will help guide Halliburton Labs’ vision, strategy, evaluation of applicants, cohort selection and other matters.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With more than 40,000 employees, representing 140 nationalities in more than 80 countries, the company helps its customers maximize value throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production throughout the life of the asset. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Forward-looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and gas; the current significant surplus in the supply of oil and the ability of the OPEC+ countries to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the continuation or suspension of our stock repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas; potential catastrophic events related to our operations, and related indemnification and insurance matters; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers, delays or failures by customers to make payments owed to us and the resulting impact on our liquidity; execution of long-term, fixed-price contracts; structural changes and infrastructure issues in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential dispositions, acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2019, Form 10-Q for the quarter ended June 30, 2020, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	September 30		June 30
	2020	2019	2020
Revenue:
Completion and Production	$1,574	$3,506	$1,672
Drilling and Evaluation	1,401	2,044	1,524
Total revenue	$2,975	$5,550	$3,196
Operating income (loss):
Completion and Production	$212	$446	$159
Drilling and Evaluation	105	150	127
Corporate and other	(42)	(60)	(50)
Impairments and other charges (a)	(133)	—	(2,147)
Total operating income (loss)	142	536	(1,911)
Interest expense, net	(122)	(141)	(124)
Other, net	(21)	(23)	(48)
Income (loss) before income taxes	(1)	372	(2,083)
Income tax benefit (provision) (b)	(18)	(76)	402
Net income (loss)	$(19)	$296	$(1,681)
Net (income) loss attributable to noncontrolling interest	2	(1)	5
Net income (loss) attributable to company	$(17)	$295	$(1,676)

Basic and diluted net income (loss) per share	$(0.02)	$0.34	$(1.91)
Basic and diluted weighted average common shares outstanding	882	876	877

(a)	See Footnote Table 1 for details of the 2020 impairments and other charges.
(b)	The tax benefit (provision) includes the tax effect on impairments and other charges recorded during the respective periods.
See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Net Loss to Adjusted Net Income.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Nine Months Ended
	September 30
	2020	2019
Revenue:
Completion and Production	$6,029	$10,973
Drilling and Evaluation	5,179	6,244
Total revenue	$11,208	$17,217
Operating income (loss):
Completion and Production	$713	$1,284
Drilling and Evaluation	452	418
Corporate and other	(152)	(190)
Impairments and other charges (a)	(3,353)	(308)
Total operating income (loss)	(2,340)	1,204
Interest expense, net	(380)	(428)
Loss on early extinguishment of debt (b)	(168)	—
Other, net	(92)	(61)
Income (loss) before income taxes	(2,980)	715
Income tax benefit (provision) (c)	265	(190)
Net income (loss)	$(2,715)	$525
Net (income) loss attributable to noncontrolling interest	5	(3)
Net income (loss) attributable to company	$(2,710)	$522

Basic and diluted net income (loss) per share	$(3.08)	$0.60
Basic weighted average common shares outstanding	879	874
Diluted weighted average common shares outstanding	879	875

(a)	During the nine months ended September 30, 2020, Halliburton recognized a pre-tax charge of $3.4 billion primarily related to non-cash impairments of long-lived assets associated with pressure pumping equipment and real estate, as well as inventory write-offs, severance costs, and other charges. During the nine months ended September 30, 2019, Halliburton recognized a pre-tax charge of $308 million primarily related to asset impairments and severance costs.
(b)
During the nine months ended September 30, 2020, Halliburton recognized a $168 million loss on extinguishment of debt related to the early redemption of $1.5 billion aggregate principal amount of senior notes.

(c)	The tax benefit (provision) includes the tax effect on impairments and other charges recorded during the respective periods. Additionally, during the nine months ended September 30, 2020, based on current market conditions and the expected impact on the Company's business, Halliburton recognized a $310 million tax expense associated with a valuation allowance on its deferred tax assets.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	September 30	December 31
	2020	2019
Assets
Current assets:
Cash and equivalents	$2,115	$2,268
Receivables, net	3,145	4,577
Inventories	2,580	3,139
Other current assets	1,183	1,228
Total current assets	9,023	11,212
Property, plant and equipment, net	5,033	7,310
Goodwill	2,804	2,812
Deferred income taxes	2,056	1,683
Operating lease right-of-use assets	761	931
Other assets	1,197	1,429
Total assets	$20,874	$25,377

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,548	$2,432
Accrued employee compensation and benefits	503	604
Current portion of operating lease liabilities	240	208
Current maturities of long-term debt	195	11
Other current liabilities	1,437	1,623
Total current liabilities	3,923	4,878
Long-term debt	9,632	10,316
Operating lease liabilities	754	825
Employee compensation and benefits	530	525
Other liabilities	832	808
Total liabilities	15,671	17,352
Company shareholders’ equity	5,200	8,012
Noncontrolling interest in consolidated subsidiaries	3	13
Total shareholders’ equity	5,203	8,025
Total liabilities and shareholders’ equity	$20,874	$25,377

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30		September 30
	2020	2019	2020
Cash flows from operating activities:
Net income (loss)	$(2,715)	$525	$(19)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Impairments and other charges	3,353	308	133
Depreciation, depletion and amortization	829	1,253	230
Working capital (a)	476	(656)	180
Deferred income tax benefit	(380)	(77)	(27)
Other operating activities	(320)	(75)	(77)
Total cash flows provided by (used in) operating activities	1,243	1,278	420
Cash flows from investing activities:
Capital expenditures	(510)	(1,190)	(155)
Proceeds from sales of property, plant and equipment	199	143	77
Other investing activities	(33)	(83)	15
Total cash flows provided by (used in) investing activities	(344)	(1,130)	(63)
Cash flows from financing activities:
Payments on long-term borrowings	(1,653)	(11)	—
Proceeds from issuance of long-term debt, net	994	—	—
Dividends to shareholders	(238)	(472)	(40)
Stock repurchase program	(100)	(100)	—
Other financing activities	25	33	5
Total cash flows provided by (used in) financing activities	(972)	(550)	(35)
Effect of exchange rate changes on cash	(80)	(35)	(18)
Increase (decrease) in cash and equivalents	(153)	(437)	304
Cash and equivalents at beginning of period	2,268	2,008	1,811
Cash and equivalents at end of period	$2,115	$1,571	$2,115

(a)	Working capital includes receivables, inventories and accounts payable.
See Footnote Table 3 for Reconciliation of Cash Flows from Operating Activities to Free Cash Flow.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	September 30		June 30
Revenue	2020	2019	2020
By operating segment:
Completion and Production	$1,574	$3,506	$1,672
Drilling and Evaluation	1,401	2,044	1,524
Total revenue	$2,975	$5,550	$3,196

By geographic region:
North America	$984	$2,949	$1,049
Latin America	380	608	346
Europe/Africa/CIS	649	831	691
Middle East/Asia	962	1,162	1,110
Total revenue	$2,975	$5,550	$3,196

Operating Income (Loss)
By operating segment:
Completion and Production	$212	$446	$159
Drilling and Evaluation	105	150	127
Total	317	596	286
Corporate and other	(42)	(60)	(50)
Impairments and other charges	(133)	—	(2,147)
Total operating income (loss)	$142	$536	$(1,911)

See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Nine Months Ended
	September 30
Revenue	2020	2019
By operating segment:
Completion and Production	$6,029	$10,973
Drilling and Evaluation	5,179	6,244
Total revenue	$11,208	$17,217

By geographic region:
North America	$4,493	$9,551
Latin America	1,242	1,766
Europe/Africa/CIS	2,171	2,402
Middle East/Asia	3,302	3,498
Total revenue	$11,208	$17,217

Operating Income (Loss)
By operating segment:
Completion and Production	$713	$1,284
Drilling and Evaluation	452	418
Total	1,165	1,702
Corporate and other	(152)	(190)
Impairments and other charges	(3,353)	(308)
Total operating income (loss)	$(2,340)	$1,204

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	September 30, 2020	June 30, 2020
As reported operating income (loss)	$142	$(1,911)

Impairments and other charges:
Severance	83	241
Long-lived asset impairments	31	1,252
Inventory costs and write-downs	11	494
Other	8	160
Total impairments and other charges (a)	133	2,147
Adjusted operating income (b)	$275	$236

(a)	During the three months ended September 30, 2020, Halliburton recognized a pre-tax charge of $133 million primarily related to severance costs. During the three months ended June 30, 2020, Halliburton recognized a pre-tax charge of $2.1 billion primarily related to non-cash impairments of long-lived assets associated with pressure pumping equipment and real estate, as well as inventory write-offs, severance costs, and other charges.
(b)	Management believes that operating income (loss) adjusted for impairments and other charges for the three months ended September 30, 2020 and June 30, 2020 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items. Adjusted operating income is calculated as: “As reported operating income (loss)” plus "Total impairments and other charges" for the respective periods.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Net Loss to Adjusted Net Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	September 30, 2020	June 30, 2020
As reported net loss attributable to company	$(17)	$(1,676)

Adjustments:
Impairments and other charges	133	2,147
Noncontrolling interest equipment impairments	(2)	(7)
Total adjustments, before taxes	131	2,140
Tax benefit (a)	(14)	(418)
Total adjustments, net of taxes (b)	117	1,722
Adjusted net income attributable to company (b)	$100	$46

As reported diluted weighted average common shares outstanding (c)	882	877
Adjusted diluted weighted average common shares outstanding (c)	883	878
As reported net loss per diluted share (d)	$(0.02)	$(1.91)
Adjusted net income per diluted share (d)	$0.11	$0.05

(a)	The tax benefit in the table above includes the tax effect on impairments and other charges during the respective periods.
(b)	Management believes that net loss adjusted for impairments and other charges, along with the associated noncontrolling interest, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in the business and to establish operational goals. Total adjustments remove the effect of these items. Adjusted net income attributable to company is calculated as: “As reported net loss attributable to company” plus "Total adjustments, net of taxes" for the three months ended September 30, 2020 and June 30, 2020.
(c)	For the three months ended September 30, 2020 and June 30, 2020, as reported diluted weighted average common shares outstanding excludes one million shares each associated with stock-based compensation plans as the impact is antidilutive since Halliburton's reported income attributable to company was in a loss position during each period. When adjusting income attributable to company in the periods for the adjustments discussed above, these shares become dilutive.
(d)	As reported net loss per diluted share is calculated as: "As reported net loss attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted net income per diluted share is calculated as: "Adjusted net income attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
(Millions of dollars)
(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30		September 30
	2020	2019	2020
Total cash flows provided by (used in) operating activities	$1,243	$1,278	$420
Capital expenditures	(510)	(1,190)	(155)
Free cash flow (a)	$733	$88	$265

(a)	Management believes that free cash flow, which is defined as “Total cash flows provided by (used in) operating activities” less “Capital expenditures,” is useful to investors to assess and understand liquidity, especially when comparing results with previous and subsequent periods. Management views free cash flow as a key measure of liquidity in the company's business.

Conference Call Details

Halliburton Company (NYSE: HAL) will host a conference call on Monday, October 19, 2020, to discuss its third quarter 2020 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call via live webcast. You may also participate in the call by dialing (844) 358-9181 within North America or +1 (478) 219-0188 outside of North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the start of the call.

A replay of the conference call will be available on Halliburton’s website until October 26, 2020. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or +1 (404) 537-3406 outside of North America, using the passcode 1236586.

###

CONTACTS

For Investors:
Abu Zeya
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	October 19, 2020	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary